EXHIBIT 99.1

Patriot Bank Announces Appointment of Grace Doherty to the Board of Directors

STAMFORD, Conn., July 21, 2023 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced that Grace Doherty, of Milton MA, has been appointed to the Board of Directors of the Bancorp and the Bank.

Ms. Doherty brings significant experience to Patriot, having led a successful banking career for several regional banks in the New York area. She most recently served as Group Director for Sterling National Bank’s Digital Bank after building Sterling’s Small Business and Consumer business. Since leaving Sterling, Ms. Doherty has been a strategy consultant focused on developing high impact and innovative digital product strategies and programs for financial service companies. She has also held key roles in consumer banking, credit cards, digital lending, and insurance at Amalgamated Bank, Boston Financial Data Services, and Santander Bank/Sovereign Bank.

Ms. Doherty holds an AB from Duke University, a Master’s in public policy from the University of Massachusetts and earned an MBA from Bentley University in Marketing and Digital Technology.

Patriot Chairman Michael Carrazza said, “Patriot’s Board of Directors is excited to welcome Grace to each of our Boards. Grace’s small business development and digital banking experience is a valuable addition to Patriot’s team.”

Contacts:
Patriot Bank, N.A.	Joseph Perillo	David Lowery
900 Bedford Street	Chief Financial Officer	President & CEO
Stamford, CT 06901	203-252-5954	203-252-5959
www.BankPatriot.com